Independent Public Accounting Firm's Consent

To the Board of Directors and Stockholders
Synutra, Inc.
Rockville, Maryland

We consent to the use of our Independent Public Accounting Firm's Report dated August 19, 2005 (except for the restatement discussed in Note 11 to the consolidated financial statements, as to which the date is December 27, 2007) covering the consolidated financial statements of Synutra, Inc. for the years ended December 31, 2004 and 2003 to be included on Form 8-K/A to be filed with the Securities and Exchange Commission on or about January 14, 2008.

/s/ Rotenberg & Co., llp
Rotenberg & co., llp
Rochester, New York
January 14, 2008